UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                      FORM 15

           Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                       of the Securities Exchange Act of 1934.

                          COMMISSION FILE NUMBER:  0-12985


                              Delaware Otsego Corporation
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARACTER)

                   1 Railroad Avenue, Cooperstown, New York 13326
                 (ADDRESS,INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                       INCLUDING AREA CODE, OF REGISTRANT'S
                            PRINCIPAL EXECUTIVE OFFICES)

                      Common Stock, $.125 par value per share
             (TITLES OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
           (TITLES OF ALL OTHER CLASSES OF SECURIITES FOR WHICH A DUTY TO
                 FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)


             Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [x]           Rule 12h- 3(b)(1)(ii)   [  ]
         Rule 12g-4(a)(1)(ii)    [  ]          Rule 12h-3(b)(2)(i)     [  ]
         Rule 12g-4(a)(2)(i)     [  ]          Rule 12h-3(b)(2)(ii)    [  ]
         Rule 12g-4(a)(2)(ii)    [  ]          Rule 15d-6              [  ]
         Rule 12h-3(b)(1)(i)     [x]

         Approximate number of holders of record as of the certification
                                 or notice date:   1

             Pursuant to the requirements of the Securities Exchange Act of 1934, Delaware Otsego Corporation has caused this certification/notice to be signed on its behalf by the under-signed duly authorized person.

         DATE:  October 3, 1997             BY:/s/ Walter G. Rich
                                            Title: President and Chief
                                                   Executive Officer

         Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.